Exhibit 16.1

January 24, 2025

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Handa Lab Co., Ltd., pursuant to Item 304(a)(1) of Regulation S-K (copy attached), which we understand will be filed with the Securities and Exchange Commission as part of the Registration Statement on Form S-4 of Welsbach Technology Metals Acquisition Corp. dated January 24, 2025. We agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/ Samil PricewaterhouseCoopers

Samil PricewaterhouseCoopers

Seoul, Korea

Samil PricewaterhouseCoopers, 100 Hangang-daero, Yongsan-gu, Seoul 04386, Korea, www.samil.com